Exhibit 1A-6C

OMNIBUS AMENDMENT AGREEMENT

This OMNIBUS AMENDMENT AGREEMENT is made and entered into as of November 5, 2019 (this “Agreement”) by and among Blind Faith Concepts, Inc., a New York corporation (“Blind Faith”), and Leaf of Life Holdings, Inc., f/k/a Renewable Energy and Power, Inc., a Nevada corporation (“RBNW”).

WHEREAS, on August 23, 2019, Lust for Life Footwear, LLC, a New Jersey limited liability company and a wholly owned subsidiary of Blind Faith (“Lust”) and RBNW entered into a Membership Purchase Agreement, whereby the members of Lust agreed to exchange 100% of their membership interests in Lust in exchange for 77,789 shares of Series B Preferred Stock of RBNW; and

WHEREAS, upon further due diligence, it was determined that Lust was, in fact, a wholly owned subsidiary of Blind Faith with ownership divided exactly as was described as the ownership of Lust; and

WHEREAS, the Blind Faith and RBNW wish to enter into this Omnibus Amendment Agreement for purposes of clarifying the proper exchange of securities.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants in this Agreement, the Parties, intending to be legally bound, agree as follows:

1. Amendments to Membership Purchase Agreement.

a.	For all mentions “Lust for Life, LLC” or Lust throughout the document, the term shall be deemed “Blind Faith Concepts, Inc.”

b.	All reference to “Membership” shall be defined as 100% of the issued and outstanding shares of Blind Faith, AND all individual membership interests shall be defined as the holder’s pro rata holding of the total issued and outstanding shares of Blind Faith.

2. Counterparts. This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

3. Amendment, Waiver, etc. Neither this Agreement nor any of the terms hereof may be amended, waived or terminated unless such amendment, waiver or termination is unanimously in writing signed by the Blind Faith, the Trustee and all other Parties to this Agreement ..

4. Representations and Warranties of the Parties. Each of the Parties represents and warrants to one another that this Agreement has been duly authorized, executed and delivered and is the legal, valid, binding and enforceable obligation of each such Party and that such execution, delivery and performance by such Party does not violate any law, rule, regulation, order, contract, agreement or arrangement applicable to such Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

REPRESENTATIVE FOR THE SHAREHOLDERS OF BLIND FAITH CONCEPTS, INC.

By:
	Name:	Karen Berend
	Title:	Representative

LEAF OF LIFE HOLDINGS, INC.

By:
	Name:	Conrad Huss
	Title:	CEO